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                                                                    Exhibit 99.3

[Kindred Logo]


     Contact:  Richard A. Lechleiter
               Senior Vice President, Chief Financial Officer and Treasurer
               (502) 596-7734

                     KINDRED HEALTHCARE ANNOUNCES AMENDMENTS
                              TO CREDIT AGREEMENTS

LOUISVILLE, Ky. (March 19, 2003) - Kindred Healthcare, Inc. (the "Company") (NASDAQ: KIND) today announced that it has successfully completed certain amendments to its $120 million revolving credit agreement and its $300 million senior secured note agreement. These amendments became effective for reporting periods after December 31, 2002.

         The amendments provide for changes in the financial covenants in the agreements for 2003 and 2004 related to minimum levels of operating cash flows, as defined in the agreements, and certain financial leverage ratios. The amendments also reduce the levels of minimum net worth for all remaining periods under the agreements. Changes in the Company's financial covenants were necessary based upon the impact of recent substantial increases in professional liability costs in the Company's nursing center business and the effect of certain reductions in Medicare reimbursement to nursing centers that became effective on October 1, 2002.

         The previous amendments executed in 2002 that allowed the Company to repurchase its common stock, pay limited dividends and increase annual routine capital expenditures were rescinded as part of the revised agreements. In addition, the amount of allowable acquisitions and investments in healthcare facilities was reduced to $50 million from $130 million. As of December 31, 2002, the Company had expended approximately $30 million in allowable acquisitions and investments in healthcare facilities. Other material terms of the agreements, including maturities, repayment terms and interest rates, were not changed.

         The Company was in compliance with the terms of its revolving credit agreement and senior secured notes at December 31, 2002. Outstanding borrowings under the senior secured notes agreement approximated $161 million at December 31, 2002. There were no outstanding borrowings under the revolving credit agreement at December 31, 2002.

         Kindred Healthcare, Inc. is a national provider of long-term healthcare services primarily operating nursing centers and hospitals.